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                                                                    Exhibit 99.1

                                                                       MANORCARE
                                                                    News Release


FOR IMMEDIATE RELEASE

CONTACT:
Geoffrey G. Meyers, Chief Financial Officer
419-252-5545
e-mail  gmeyers@hcr-manorcare.com
        -------------------------

Genesis:  George V. Hager, Jr.
EVP & CFO
610-444-6350


 MANOR CARE AND GENESIS END LEGAL DISPUTES; SIGN NEW PHARMACY SERVICES AGREEMENT

      TOLEDO, OH, and Kennett Square, PA - August 16, 2002 - Manor Care Inc. (NYSE:HCR) and Genesis Health Ventures, Inc. (NASDAQ:GHVI) today announced that they are withdrawing all outstanding legal actions against each other and have executed a new pharmacy agreement.
         The parties have agreed to withdraw all pending litigation stemming from NeighborCare's acquisition of Manor Care's pharmacy subsidiary, Vitalink, in 1998 and the prior pharmacy agreement.
      The new pharmacy agreement between Genesis' pharmacy subsidiary, NeighborCare, and Manor Care will run through January, 2006, and covers approximately 200 Manor Care facilities in 20 states. The new agreement replaces the current agreement between the two companies that was set to expire in 2004. The new arrangement is the result of extensive dialogue between the two companies and represents a completely new and mutually beneficial relationship.
      Paul Ormond, Manor Care's chairman, president and chief executive officer said, "This agreement brings to a close a long series of differences between the companies and normalizes the competitive aspects of the business relationship."
      "The collaborative effort involved in reaching this new pharmacy agreement is a clear indication that Genesis and Manor Care leadership have put aside any past differences and have begun a new, productive, long-term relationship," said Robert Fish, interim Genesis CEO.

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      Manor Care, Inc., through its operating group HCR Manor Care, is the leading owner and operator of long-term care centers in the United States. The company's 59,000 employees provide high-quality care for patients, residents and clients through a network of more than 500 long-term care centers, assisted living facilities, outpatient rehabilitation clinics and home health care and hospice offices. Alliances and other ventures supply high-quality pharmaceutical products and management services for professional organizations. The company operates primarily under the respected Heartland, ManorCare and Arden Courts names. Manor Care is committed to being the preeminent care provider in the industry. Shares are traded on the New York Stock Exchange under the ticker symbol HCR.
      Genesis Health Ventures is a leading provider of healthcare services to America's elders through a network of NeighborCare pharmacies and Genesis ElderCare skilled nursing and assisted living facilities. In addition to pharmacy and in-patient eldercare services, Genesis' 46,000 employees also provide rehabilitation and hospitality services, group purchasing, consulting, and facility management services to long-term care providers nationwide. Additional information, including investor information, is available on the Genesis web site at www.ghv.com.
      Statements made in this release, and in our other public filings and releases, which are not historical facts, contain "forward-looking" statements (as defined in the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainties and are subject to change at any time. These forward-looking statements may include, but are not limited to statements containing words such as "anticipate," "believe," "plan," "estimate," "expect," "intend," "may" and similar expressions. Factors that could cause actual results to differ materially include, but are not limited to, the following: changes in the reimbursement rates or methods of payment from Medicate or Medicaid, or the implementation of other measures to reduce reimbursement for our services; changes in pharmacy legislation and payment formulas; the expiration of enactments providing for additional government funding; efforts of third party payors to control costs; the impact of federal and state regulations; changes in payor mix and payment methodologies; further consolidation of managed care organizations and other third party payors; competition in our business; an increase in insurance costs and potential liability for losses not covered by, or in excess of, our insurance; competition for qualified staff in the healthcare industry; our ability to control operating costs and generate sufficient cash flow to meet

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operational and financial requirements; and an economic downturn or changes in the laws affecting our business in those markets in which we operate.
      The forward-looking statements involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond our control. We caution investors that any forward-looking statements made by us are no guarantees of future performance. We disclaim any obligation to update any such factors or to announce publicly the results of any revision to any of the forward-looking statements to reflect future events or developments.

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